Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Avalo Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	150,000 shares(2)	$7.43	$1,114,500	$0.0001531	$171
Total Offering Amounts			150,000 shares		$1,114,500		171
Total Fee Offsets							$—
Net Fee Due							$171

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Avalo Therapeutics, Inc.’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents 150,000 shares of Common Stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Jennifer Riley on January 1, 2025.
(3)	Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Common Stock on the date of grant of such option as reported on the Nasdaq Capital Market.